SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                           AMENDMENT NO. 3 TO

                                   FORM SB-2

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------



                            International Tech. Corp.
                 (Name of small business issuer in its charter)

            Nevada                  4595                    95-4811167
   (State of Incorporation) (Primary Standard Industrial   (I.R.S. Employer
                             Classification Code Number)     Identification
                                                                Number)
                          341 Promontory Drive West
                           Newport Beach, CA 92660

        (Address and telephone number of principal executive offices)
                           --------------------------
                          341 Promontory Drive West
                           Newport Beach, CA 92660
               Telephone: 949-675-7909     Facsimile: 949-675-1697

                  (Address of principal place of business or
                    intended principal place of business)
                                KENNETH G. EADE
                               Attorney at Law
                          827 State Street, Suite 14
                              Santa Barbara, CA 93101
                              (805)560-9828 (PHONE)
                            (805) 560-3608 (TELECOPY)

           (Name, address and telephone number of agent for service)
                           --------------------------

                                 COPIES TO:

                               KENNETH G. EADE
                               Attorney at Law
                          827 State Street, Suite 14
                              Santa Barbara, CA 93101
                              (805)560-9828 (PHONE)
                            (805) 560-3608 (TELECOPY)
                           --------------------------

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. /      /
                                                       -------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.    /      /
                         -------------

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box: /      /

This offering will be commenced promptly, and is a continuous offering, and is subject to Rule 415 of the Securities Act of 1933.

                               -------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------



                                    CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
TITLE OF EACH               DOLLAR               PROPOSED      PROPOSED          AMOUNT OF
CLASS OF SECURITIES         AMOUNT TO MAXIMUM    AGGREGATE     MAX. AGGREGATE    REGISTRATION FEE
-----------------------------------------------------------------------------------------------------

common stock, .001 par     $2,000,000              $1.00        $2,000,000         $528
-----------------------------------------------------------------------------------------------------

Total                      $2,000,000              $1.00        $2,000,000         $528
-----------------------------------------------------------------------------------------------------

                                       DATED: ____________________, 2001


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING
TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY
NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES
EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO
BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR
SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH
STATE.




                                  PROSPECTUS
                            INTERNATIONAL TECH. CORP.
                        2,000,000 SHARES OF COMMON STOCK


Up to 2,000,000 of the shares of common stock offered hereby are being sold by International Tech. Corp. This is International's initial public offering. There is no minimum contingency and no escrow or impound, and the proceeds may be utilized by International in its discretion. International's common stock is not currently listed or quoted on any quotation medium. The offering will terminate 12 months from the date of this prospectus. This offering is self-underwritten, and the shares of stock will be sold by officers and directors of International.

                            ------------------------

The common stock offered hereby is speculative and involves a high degree of risk and substantial dilution. See "RISK FACTORS" on page *** of this prospectus.

                             ---------------------

 These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                     PRICE              UNDERWRITING            PROCEEDS
                     TO                 DISCOUNTS AND           TO
                     PUBLIC             COMMISSIONS             COMPANY*
                     ------             -------------           --------

Per Share........   $ 1.00                $    0                $ 1.00
Total ...........   $ 2,000,000           $    0                $2,000,000


                                   ____________________, 2001

                              TABLE OF CONTENTS

                                                              PAGE
                                                           ---------



Prospectus Summary....................................        5
Risk Factors..........................................        7
           International is a development stage
           company with no operating history..........        12
           Terms of offering-no minimum contingency...
           Related party transactions and possible
           conflicts of interest......................
           Dilution...................................        11
           New industry; uncertainty of market acceptance..
Use of Proceeds.......................................        6
Dividend Policy.......................................       10
Price Range of Securities.............................       10
Capitalization........................................
Dilution..............................................       11
Selected Financial Data...............................
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..........................................       12
Business..............................................
Management............................................       19
Certain Transactions..................................       22
Principal Stockholders................................       21
Description of Securities.............................       22
Shares Eligible for Future Sale.......................       24
Underwriting..........................................
Legal Matters.........................................       25
Experts...............................................       25
Index to Financial Statements.........................

                             ------------------------

                               PROSPECTUS SUMMARY
CORPORATE BACKGROUND

International Tech. Corp. was incorporated in the State of Nevada, on December 30, 1997. International is a development stage corporation, which has not yet begun its planned operations of engaging in the business of toxic waste disposal. We cannot predict whether or not International 's common stock will ever develop a market. Shares offered by this prospectus will be sold by the officers and directors of International in a self-underwritten offering, without the use of any broker-dealers. We cannot predict whether or not International 's common stock will ever be quoted on any quotation medium or that any market for International 's stock will ever develop. Our principal executive offices are located at 341 Promontory Drive W., Newport Beach, California 92660, and our telephone number is (949) 675-7909.

                                THE TECHNOLOGY

International intends to use a portable waste disposal system which uses heat to convert hazardous waste to harmless material and hot exhaust gases. Our system is not an incinerator. Rather than burning waste, the system , using heat, converts organic waste to harmless material at temperatures in excess of 1200 degrees Fahrenheit. The hot gases produced may be used for a variety of applications, including the production of electrical power. There is no smoke, odor, or soot.

The system is transportable, which means that it can be moved from one customer to another.


                               THE OFFERING

common stock Offered.........................  Up to 2,000,000 shares common stock Outstanding after the
  offering...................................  5,000,000 shares(1)

Use of Proceeds..............................  Working capital

Symbol.......................................  None

Risk Factors.................................  The shares of common stock offered
                                               hereby involve a high degree of
                                               risk and immediate substantial
                                               dilution See"Risk Factors"

Term of offering.............................12 months from date of prospectus
                                             ---------------------------------



                           SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including Notes, included elsewhere in this Prospectus. The statement of operations data for the period inception to March 31, 2001 and the consolidated balance sheet data' at March 31, 2001 come from International 's audited Consolidated Financial Statements included elsewhere in this Prospectus. The consolidated statement of operations data for the period inception to March 31, 2001 come from International 's audited financial statements for those years, which are included in this Prospectus. These statements include all adjustments that International considers necessary for a fair presentation of the financial position and results of operations at that date and for such periods. The operating results for the period ended 2000 do not necessarily indicate the results to be expected for the full year or for any future period.

 BALANCE SHEET DATA:
                                                          March 31, 2001
                                                        ----------------
Assets: ............................................      $ 2,500
                                                          =======
Liabilities:........................................      $ 2,500
                                                          -------

Stockholders' Equity:
  common stock, Par value $.001
    Authorized 30,000,000 shares,
    Issued 3,000,000 shares at March 31,
    2001 ..................................                 3,000
                                                           -------
Deficit accumulated during development stage........       (3,000)
                                                           -------
     Total Liabilities and Stockholders' Equity .....      $  --
                                                           =======

STATEMENT OF OPERATIONS DATA:

                                                                 Cumulative
                                                                 Since
                                                                 inception
                                                 Period ended    of
                                                 March 31, 2001  Development
                                                                 Stage
                                                 -------------   ------------
Revenues: ..................................     $  --            $   --
General and administrative Expenses: .......        --              3,000
                                                  -----             -----
     Net income (loss)......................     $  --             (3,000)
                                                  -----             -----
Loss per share .............................     $  --            $  .001
                                                  =====             =====


                                  RISK FACTORS

Prospective investors in the shares offered should carefully consider the following risk factors, in addition to the other information appearing in the prospectus.

If we are not successful in raising at least $250,000 in the next twelve months, investors may lose their entire investment.

If we are unsuccessful in raising at least $250,000 from this offering for our operations during the next twelve months, we will be unable to pay our minimum operating expenses, and, unless we have financial contributions from our principal, we will be forced to temporarily or permanently cease our operations. This may result in investors losing their entire investment.

We may need additional capital to fund our expected needs for working capital and capital expenditures. This means that we may not be successful in effecting our plan of operations even if we are successful in raising substantial capital in this offering.

We require substantial capital to fund our business. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations for the foreseeable future. We expect that the net proceeds of this offering will be sufficient to meet our expected needs for working capital and capital expenditures for at least the next 12 months. However, we may need to raise additional funds prior to the end of this period, and, if additional capital is required, we expect to attempt to sell additional shares though this offering or subsequent private placements of our stock. We cannot be certain that additional financing will be available to us when required on favorable terms or at all. Our inability to obtain adequate capital would limit our ability to achieve the level of corporate growth that we believe to be necessary to succeed in our business.

There is no escrow of any funds in this offering, which means that we can use the proceeds, without regard to our minimum capital requirements.

 There is no minimum contingency or escrow of any funds received by us in this offering, and any funds received may be utilized by us as the funds are receieved. There will be no escrow of any of the proceeds of this offering. This means that investors will not get their investment back in the event we are unable to satisfy our minimum capital requirements.

There is no established market for our stock, which means that investors in this offering may not be able to eventually sell their shares.

There is no established market for our common stock and there can be no assurance that a market will develop. If no market is developed, then it will be difficult for investors to eventually sell their shares and recover their investment.


Waste reduction programs may reduce the volume of waste available for disposal, which may affect our potential success.

Waste reduction programs may reduce the volume of waste available for collection in some areas where we operate and therefore our revenue in those areas. This loss of revenue, if not replaced, could result in lower earnings and a decline in the market price of our common stock. Some areas in which we operate offer alternatives to landfill disposal, such as recycling, composting and incineration. In addition, state, provincial and local authorities increasingly mandate recycling and waste reduction at the source and prohibit the disposal of certain types of wastes, such as yard wastes, at landfills.

We may have potential environmental liability, which may result in substantial costs to us, to the extent that we could become insolvent.

We may be subject to liability for environmental damage at facilities on which we will operate our disposal system that we own or operate, including damage to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, and especially drinking water and the costs of this liability can be very substantial. An uninsured claim against us, if successful and of sufficient magnitude, could increase our costs and liabilities to an unacceptable level. Our potential liability may include damage resulting from conditions existing before we purchased or operated these facilities. We may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances that we or our predecessors arranged to transport, treat or dispose of at other locations.

    In addition, we may be held legally responsible for liabilities as a successor owner of businesses that we acquire or have acquired. These businesses may have liabilities that we fail or are unable to discover, including liabilities arising from noncompliance with environmental laws by prior owners.

 Liabilities for soil and groundwater contamination include damages to landowners, substantial attorney's fees, and potentially expensive cleanup costs, which could range from hundreds of thousands of dollars to millions of dollars for each incident.

Our management is involved in the management of another hazardous waste clean up company, and spends 40 hours but - less than full time on our business, which may cause us to lose or not realize opportunities, and create potential conflicts of interest.

Our management is also the management of Hazardous Waste Clean Up, which has also filed a registration statement with the Securities and Exchange Commission for an offering of its common stock. Management spends less than full time on our business, which means that our business may suffer from their lack of full dedication to it.

The system we propose to build has been tested already by us and may not perform as planned.

Although the system we propose to build will be built by experts who have built similar systems before, we don't know if the system, when built, will perofrm as planned, because it has never been tested. If the system does not perform as planned, our business would be severely affected.

                                USE OF PROCEEDS

 The net proceeds to International from the sale of the shares of common stock offered hereby are estimated to be approximately $1,994,500, after deduction of all offering expenses. International intends to use these proceeds for the proposed expenses shown in the table that follows. The following table shows International's use of proceeds if 10%, 25%, 50%, 75% and/or 100%of the shares are sold. We cannot predict whether or not any shares at all will be sold in this offering.

                         10%       25%       50%       75%       100%
                         ----      ----      ----      ----      ----
Gross proceeds      $ 200,000    500,000     1,000,000 1,500,000 2,000,000
offering expenses   $   5,500  $   5,500    $    5,500$    5,500 $   5,500
                    --------- -----------    --------- ---------  --------
                    $ 194,500  $ 494,500    $  994,500 $1,494,500 $1,994,500

Systems construction$ 120,000    300,000       600,000    900,000 $1,200,000
Working capital        20,000     50,000       127,250    237,250    374,250
Rent                   14,400     36,000        72,000    108,000    144,000
Supplies               12,000     30,000        30,000     30,000     30,000
Utilities               3,600      9,000        18,000     27,000     36,000
Advertising             6,500     45,000        90,000    135,000    180,000
Travel                 11,450     24,500        57,250     57,250     57,250


The allocation of the net proceeds of the offering set forth above represents International 's best estimates based upon its current plans and certain assumptions regarding industry and general economic conditions and International 's future revenues and expenditures. If any of these factors change, International may find it necessary or advisable to reallocate some of the proceeds within the above-described categories.

Proceeds not immediately required for the purposes described above will be invested temporarily, pending their application as described above, in short-term United States government securities, short-term bank certificates of deposit, money market funds or other investment grade, short-term, interest-bearing instruments

 We cannot predict whether or not International will raise any proceeds at all from this offering. Proceeds allocated to working capital will be used for labor costs, rent, supplies, utilities, advertising or promotion, construction of new systems, operating costs, and the hiring of any new personnel. Supplies includes paper clips, pens, pencils, paper, staples, envelopes, file folders, file folder labels, typewriter ribbons, printer cartridges, and other officer supplies. Travel expenses include airline tickets and hotel accommodations for management to attend meetings with potential business contacts, and other business travel expenses, such as meals.

                              DIVIDEND POLICY

International has never declared or paid cash dividends on its capital stock. International currently intends to retain earnings, if any, to finance the growth and development of its business and does not anticipate paying any cash dividends in the foreseeable future.


                           PRICE RANGE OF SECURITIES

International's common stock is not listed or quoted at the present time, and there is no present public market for International's common stock. The offering price has been arbitrarily determined. International has obtained a market maker who has agreed to file an application for International 's securities to be quoted on the over-the-counter bulletin board, upon the effectiveness of this Registration Statement, but the obtaining of a quotation is subject to NASD approval, and we cannot predict whether or not International 's stock will be quoted on the Bulletin Board. We don't know whether or not the NASD will accept International 's market maker's application on Form 211, and cannot predict if a public market for International's common stock will ever develop.


                                  DILUTION

As of March 31, 2001, International 's net tangible book value was $0, or $0 per share of common stock. Net tangible book value is the aggregate amount of International 's tangible assets less its total liabilities. Net tangible book value per share represents International 's total tangible assets less its total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 2,000,000 shares at an offering price of $1.00 per share of common stock, application of the estimated net sale proceeds (after deducting offering expenses of $5,500), International 's net tangible book value as of the closing of this offering would increase from $0 to $.40 per share. This represents an immediate increase in the net tangible book value of $.40 per share to current shareholders, and immediate dilution of $.60 per share to new investors, as illustrated in the following table:

Public offering price per
share of common stock..............................................$1.00
Net tangible book value per share before offering..................$0
Increase per share attributable to new investors...................$ .40
Net tangible book value per share after offering...................$ .40
Dilution per share to new investors................................$ .60
Percentage dilution................................................ 60%

  The following assumes the sale of 500,000 shares of common stock. As of March 31, 2001, International 's net tangible book value was $0, or $0 per share of common stock. Net tangible book value is the aggregate amount of International 's tangible assets less its total liabilities. Net tangible book value per share represents International 's total tangible assets less its total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 500,000 shares at an offering price of $1.00 per share of common stock, application of the estimated net sale proceeds (after deducting offering expenses of $5,500), International 's net tangible book value as of the closing of this offering would increase from $0 to $.20 per share. This represents an immediate increase in the net tangible book value of $.20 per share to current shareholders, and immediate dilution of $.80 per share to new investors, as illustrated in the following table:

Public offering price per
share of common stock..............................................$1.00
Net tangible book value per share before offering..................$0
Increase per share attributable to new investors...................$ .20
Net tangible book value per share after offering...................$ .20
Dilution per share to new investors................................$ .80

Percentage dilution................................................ 80%



               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND PLAN OF OPERATIONS


The following discussion should be read in conjunction with International 's Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.

COMPANY OVERVIEW

International was organized on December 30, 1997, and has not yet commenced operations. International is engaged in the business of hazardous waste disposal. International 's common stock is not listed on any recognized exchange or quoted on any quotation medium. We cannot predict whether or not our common stock will ever develop a market.

PLAN OF OPERATIONS-IN GENERAL

International is a development stage corporation, which has not yet begun its planned operations of engaging in the business of toxic waste disposal. International 's plan is to construct a portable waste disposal system which uses intense heat to convert hazardous waste into harmless matter and hot gases. International has financed its operations to date through the sale of its securities. International's first phase of its plan of operations is to construct the system and put it into operation. This first phase depends upon us raising at least $50,000 from this offering for a down payment on the the cost to construct the system. If we are unable to raise the $50,000, Roy Nelson has agreed to loan the $50,000 to us. This $50,000 is the minimum amount of cash we need to proceed with our plan of business. The construction will be paid for on a note, with the $50,000 cash payment down, and successive cash payments to complete the total estimated cost of $250,000-$350,000 for each system built. If International is not successful in raising enough cash from this offering to begin and to finish construction of the system, it will borrow money from its principal, Roy Nelson, up to $300,000, in order to complete the construction of the system. Mr. Nelson has agreed to loan us money needed for capital on promissory notes, convertible to common stock, if we are unable to raise the minimum capital required to execute our plan of operations. Our cash requirements over the next twelve months are approximately $250,000, which are entirely devoted to the construction of the system and a minimal staff to run the first system. We cannot predict whether or not International will be successful in raising any capital from this offering, which capital is essential to begin its plan of operations.

International has no current material commitments. International will seek to raise capital as a cash reserve, but we cannot predict if International will be successful in raising the capital it needs through sales of its common stock.

We contemplate research and development costs of $250,000-$350,000 within the next 12 months, which consists of construction of the first system. Construction of the system will be outsourced to outside fabrication facilities, and, once constructed, it will be stored in a storage facility, when it is not actively on a customer's property, processing waste. We plan to put this first system to work after it is completed, and are cultivating potential customers now. In addition to the research and development costs, after the construction of the system is completed, we expect to hire at least three additional employees necessary to operate the system on three shifts.

International 's plan of operations over the next 12 months includes the development of its customer base and the raising of capital to complete construction of its first waste disposal system. After the funds have been raised, we will construct and put into operation our first system, a process which management believes will take approximately 6 months. We cannot predict whether or not International will be able to begin these operations.

If we are unable to raise sufficient capital to construct the first system, we will borrow money from our principals for the constructions costs. We expect to generate our first revenues after the first system is put into operation.

We cannot say now whether or not International will be successful in raising additional equity financing, and, thus, be able to satisfy its cash requirements. International will need a minimum of $250,000 to satisfy its cash requirements for the next 12 months. International will not be able to operate if it does not obtain equity financing. International will achieve liquidity within the next twelve months. We have generated no revenue since inception, and are still considered to be a development stage company, with no significant revenue, and is dependent upon the raising of capital through placement of its common stock or borrowings.

If we are unsuccessful in raising sufficient funds from this offering to fund our plan of operations, we will seek private capital or borrow from our principals to fund our plan of operations.

 The first phase of our plan of operations involves construction and putting into operation our first system, at the estimated cost of $250,000-$350,000. We plan to achieve this first phase within the first twelve months. We have identified an opportunity to purchase Balboa Pacific Corporation's pyrolysis system, which is now in Australia. We have begun negotiations to purchase this system, and, if they are successful, we will implement our first phase of operations by putting this system to use in Australia, instead of construction of an entirely new system.

The second phase of our plan of operations is to complete the construction and put into operation a second system, at a cost of approximately $250,000- $350,000. We plan to achieve this second phase within the second twelve months of operation. We plan to fund the second phase with funds received from this offering. If we are unsuccessful in raising sufficient funds, we will attempt to generate enough proceeds from first phase operations to pay for the second phase.

The third phase of our plan of operations is to complete the construction of and put into operation our third system, at a cost of approximately $250,000- $350,000. We plan to achieve this third phase within the third twelve months of operation. If we are unsuccessful in raising sufficient funds, we will attempt to generate enough proceeds from first and second phase operations to pay for the second phase.

The fourth phase of our plan of operations is to complete the construction of and put into operation our fourth system, at a cost of approximately $250,000- $350,000. We plan to achieve this fourth phase within the third twelve months of operation. If we are unsuccessful in raising sufficient funds, we will attempt to generate enough proceeds from first, second, and third phase operations to pay for the fourth phase.


                            FORWARD LOOKING STATEMENTS

This registration statement contains forward-looking statements. International 's expectation of results and other forward-looking statements contained in this registration statement involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expected are the following: business conditions and general economic conditions; competitive factors, such as pricing and marketing efforts; and the pace and success of product research and development. These and other factors may cause expectations to differ.

During the next twelve months, International plans to satisfy its cash requirements by additional equity financing. This will be in the form of through this offering or subsequent private placements of restricted common stock.

                                     BUSINESS


IN GENERAL

International was organized on December 30, 1997, in the state of Nevada. International will seek to raise equity capital by through this offering or subsequent private placements or registered offerings of its common stock to enable International to construct a portable waste disposal system called a "Pyrolysis Thermal Conversion Systems," which is a system which uses intense heat to destroy most forms of solid waste and industrial waste. The process converts hazardous waste to harmless matter and hot exhaust gases.

International intends to contract with local municipalities and private companies in the oil production business to dispose of their toxic waste on the client's site.

International will not provide any products. The services it will provide will be cleaning up of hazardous waste on a customer's business premises.

THE SYSTEM

The system is a solid waste treatment system that converts heat to energy which reduces waste materials to a small fraction of their original volume up to 95%. The process is different from incineration, which has been barred by the EPA because of contamination to the environment. A discussion of all the differences between incineration and the pyrolysis system is not presented here, as incineration of toxic waste is not legal in the United States and most civilized countries. Our system converts heat to energy, without releasing any contaminants into the air or ground water. Waste is reduced to a sterile ash composed mostly of carbon, a non-metallic element found in all living things, and metals are transformed to non-leakable, oxidized metals that meets EPA guidelines. The system will process solid wastes, sludge, which is a heavy, slimy material, herbicides rubber, chlorine compounds, plastics, wood and paper products.

The system's specifications are proprietary. The methods we will use to construct the system use a combination of temperature and time, which is much like a formula, and which must be kept a trade secret. We have an agreement with Frank Reed, the inventor of one of the first pyrolysis system, to design and supervise the fabrication of the system. The intellectual property rights to the pyrolysis system are held by Mr. Reed. Testing of the system has been done by Mr. Reed and R&R Technologies, Inc., who constructed the first pyrolysis system of its kind for a company called Balboa Pacific Corporation. It is about the size of a moving van, and is mounted on a portable chassis with wheels, which may be hauled by a medium-sized truck, to be transported to any customer's location. It uses any 220/440 volt standard electrical supply power. Since the system is too young to have generated statistics on its life cycle, we have estimated the life cycle of the system to be 25 years. There is no data to support this estimate, because the system has not yet been constructed, and it is a prediction based upon the experience of management and our consultants in the design and implementation of similar systems. The thermal conversion process used by the system is the only non-incineration process which we believe has been proved successful to reduce the volume of waste, while at the same time, rendering the waste harmless. The sterile ash produced by the system contains no hazardous residue, and can be disposed of in any landfill. We make these disclosures based upon the experience of Frank Reed, R&R Technologies, and our president, Roy Nelson.

 Our system would not be the only pyrolisis system to be constructed. Over 30 patents have been filed for pyrolitic waste conversion systems. For example, the Balboa Pacific system was patented on April 28, 1997, in the United States Patent and Trademark Office, Patent No. 5,868,085, which technology is owned by Balboa Pacific. This particular system is described in the patent as a treatment unit with two halves, and which recycles gases produced by the system to supply heat energy to improve the efficiency of the process. It also has an exhaust cleaning feature which oxidizes the exhaust gas from the system into gases harmless to the environment.

The system we propose to construct would feature improvements discovered by Mr. Reed over the past four years, which are designed to treat more wastes with less expenditure of energy. Management believes these differences in the system proposed to be constructed would make it patentable.

Our system uses a process that thermally degrades and converts organic waste compounds into simpler compounds that are not hazardous to soil or groundwater. This is done by the conversion of the waste molecules using indirect heat, without oxygen. This process is cleaner than incineration, which is simply the burning of waste, and the release of that waste into the air, rather than the chemical conversion of the waste to harmless materials.

We have entered into a memorandum of understanding with Mr. Reed and R&R Technologies, which provides for a formal agreement to be entered into for the construction of the first system, which will set forth the payment by us of approximately $300,000 in cost for the first system, plus an additional cash amount to be agreed upon. It also will provide for an amount of common shares issued to R&R and Mr. Reed, which amount is to be agreed upon. There are no royalty payments to be made.

International intends to focus on the hazardous waste portion of the industry. Operations will focus on whatever opportunity is presented to us nationally or internationally. Currently, we have developed a possible first customer in Australia.


SERVICES

 Current hazardous and hazardous waste treatment systems are extremely limited. To date, the handling of waste has essentially been limited to incineration, landfills, and shipping offshore. Transporters in the United States ship waste materials to landfills for permanent storage. This is an expensive process requiring hundreds and sometimes thousands of dollars per ton in overall costs. The "tipping fees" charged to permanently destroy the waste materials and heavily insured shipping fees are the major cost components in this process.

International's system will be transported to a customer's site where waste disposal is needed, and will remain on the premises until the waste problem has been eliminated.


MARKETING

International will market its services to environmental consultants and waste generators on a first come, first served basis. We will simply charge a flat rate for the daily, weekly and monthly use of the system.

Our operations will be targeted to all types of waste generators, including municipalities, oil companies and refineries, and others. Some of our potential customers are as follows:

     - California municipalities must conform to Assembly Bill 939, whereby 50% of all municipal sold wastes must be recycled by January 1, 2000. International will communicate directly with various cities' management in order to negotiate potential contracts.

     - Oil companies and refineries must avail themselves of cost effective technology to clean up their wastes and conform to new regulations. International Tech. system waste processing can eliminate long term (30 year) contingent liability for wastes currently "parked" in landfills which may be or are leaking.

     - Waste generators, such as utilities, must comply with strict government regulations to dispose of the hazardous wastes and hazardous after-products of their operations.

International will also market its services to major consulting and construction firms for specific on-site cleanup operations. These operations are those which International hopes to engage with an existing environmental waste treatment company who already has a contract with a municipality, oil company or other waste generator, in exchange for a cost and profit sharing arrangement.


                                     PROPERTY

International currently owns no property, plants or equipment, except for the domain name and web site located at www.internationaltechcorp.org.

                                     PATENTS

International holds no patents for any products, and has no plans to apply for patents or trademarks at this time. We intend to keep the design specifications of the system as a trade secret. International will provide a disposal service for its customers using a system which it has designed and hopes to construct from the proceeds of this offering. It owns the web site and domain name of www.internationaltechcorp.org.

                                   COMPETITION

The hazardous waste disposal business is dominated by several large companies, such as Browning-Ferris and Waste Management, Inc., who operate large waste disposal landfills. These and other companies with financial resources greater than International, provide waste disposal services and are in a greater position to capture International 's intended market. We will compete with these large companies, other small landfill operations, and companies such as Balboa Pacific, who have constructed a similar, mobile hazardous waste disposal system. All of our competitors are superior in financial strength as expertise. We are in an inferior competitive position to these other companies, who already have equipment and operating capital to rely upon in establishing or continuing their operations. We intend to compete in the hazardous waste disposal business by providing competitive pricing, quality service, and full technical support.

GOVERNMENT REGULATION

 General - Potential Adverse Effect of Government Regulations

International 's principal business activities are subject to extensive and evolving federal, state, local and foreign environmental, health, safety, and transportation laws and regulations. These regulations are administered by the EPA in the United States, various other federal, state, and local environmental, zoning, health, and safety agencies in the United States.

Generally, the regulatory process requires International , and other companies in the industry, to obtain and retain numerous governmental permits to conduct various aspects of its operations, any of which may be subject to revocation, modification or denial. When our system is completed, we must apply for a permit from the EPA and local authorities to chemically process hazardous waste. A different permit is require for the transportation of waste and residue. A third permit will be required for the placement of residue in a landfill. Management has experience in obtaining these permits, and does not believe they will be difficult to obtain.

We are not familiar with how global environmental regulation relates to the production and use of our system. We have not identified any particular international opportunities for our system, and we understand that the United States has more stringent environmental regulation than most other nations. We intend to apply for permits in international jurisdictions only after the opportunity has been identified for the long term use of our systems.

Federal, state, local and foreign governments have, from time to time, proposed or adopted other types of laws, regulations, or initiatives with respect to the environmental services industry, including laws, regulations, and initiatives to ban or restrict the international, interstate, or intrastate shipment of wastes, impose higher taxes on out-of-state waste shipments than on in-state shipments, limit the types of wastes that may be disposed of at existing landfills, mandate waste minimization initiatives, require recycling and yard waste composting, reclassify certain categories of nonhazardous waste as hazardous, and regulate disposal facilities as public utilities. Congress has, from time to time, considered legislation that would enable or facilitate such bans, restrictions, taxes, and regulations, many of which could adversely affect the demand for International 's services. Similar types of laws, regulations, and initiatives have also, from time to time, been proposed or adjusted in other jurisdictions in which International operates. International makes a continuing effort to anticipate regulatory, political, and legal developments that might affect its operations, but it is not always able to do so. International cannot predict the extent to which any legislation or regulation that may be enacted, amended, repealed, reinterpreted, or enforced in the future may affect its operations. Such actions could adversely affect International 's operations or impact International 's future financial condition or earnings.

Governmental authorities have the power to enforce compliance with regulations and permit conditions and to obtain injunctions or impose fines in case of violations. During the ordinary course of its operations, International may, from time to time, receive citations or notices from such authorities that a facility is not in full compliance with applicable environmental or health and safety regulations. Upon receipt of such citations or notices, International will work with the authorities to address their concerns. Failure to correct the problems to the satisfaction of the authorities could lead to monetary penalties, curtailed operations, jail terms, facility closure, or an inability to obtain permits for additional sites.


                                    EMPLOYEES

International presently employs three employees, the officers of International, who each devote their full time efforts to International as required.

                                   MANAGEMENT

                 EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

The members of the Board of Directors of International serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors.

The current executive officers, key employees and directors of International are as follows:

Name                            Age                   Position
----------------                ---              ------------------
Roy Nelson                      82               President, Director

Jay Starling                    52               Director

Edward E. Nelson                90               Chief Financial Officer,
                                                 Secretary, Director

Roy Nelson. Mr. Nelson is the President and Director of International , and has acted in such capacity since its inception. He is also the president of Hazardous Waste Clean-Up, from its inception on August 25, 2000 to the present date. For the past seven years, Mr. Nelson has operated his own consulting firm, specializing in consulting to start up and development stage companies, which services included sales, marketing, personnel, organization structure, and finance. During his time as a consultant, he was a management consultant for U.S. Environmental Group from 1993 through 1997. Mr. Nelson's career began with General Motors' management, and followed by founding U.S. Waste Group and American Electric Company, which he was Chairman of for 12 years. Mr. Nelson is the brother of Secretary and Chief Financial Officer, Edward E. Nelson. Mr. Nelson will expend up to 40 hours per week to the business of International.

Edward E. Nelson. Mr. Nelson is the Secretary, Chief Financial Officer and Director of International , and has acted in that capacity since inception. He also serves as Director of Hazardous Waste Clean-Up, from its inception on August 25, 2000, to the present. He also served as the Chief Financial Officer and Director of Veltex Corporation, a textile manufacturing corporation, from 1998 through 1999, and as Chief Financial Officer and Director of Alabama

Textile Mills, Inc. from 1998 through 1999. He has served as the Chief Financial Officer and Director of 50 Plus, a membership organization for people over 50, since 2000. He formerly served as the Chief Financial Officer and Director of Taking Life By Storm, another membership life enhancement organization, from 1996 through 2000. Since 1976, he has acted as an independent Mortgage banker and Consultant. From 1970 through 1976, he served as President of Coast Bank, Long Beach, California. From 1963 through 1970, he served as President of Charter Bank, Culver City, California. From 1958 through 1963, he was the President of People's Bank in Beverly Hills, California, and from 1936 through 1958, he was employed in various management positions at Bank of America. He is a graduate of the School of Banking at Rutgers University. Mr. Nelson is the brother of President and C.E.O. Roy Nelson. Mr. Nelson will dedicate up to 20 hours per week to the business of International.

Jay D. Starling. Mr. Starling is a Director of International, since its inception. He is also Director of Hazardous Waste Clean-Up, from its inception on August 25, 2000 to the present date. From 1993 to 1998, he was President of Environmental Technologies, a Balboa Pacific Corporation division. As the president of this division, he was responsible for developing improvements to the Bal Pac system and for demonstrating the system to prospective customers. He was also responsible for training operators of the system. In 1992, he coordinated superfund and other environmental programs for RAND Corporation's Institute for Civil Justice. During the time he served for Environmental Technologies, it was involved in operating a pyrolysis system which processed hazardous waste. From 1989 to 1992 he was the Director of Environmental Issues for ARCO. From 1983 through 1989, he served as Manager of Business Development, International Marketing and Project Administration for ARCO Solar, Inc. Prior to 1983, Mr. Starling served as Manager of External Affairs and Marketing Manager for Aqueonics, an ARCO Division. He also served as the Managing Partner of Loucks, Thompson and Starling, Inc. From 1976 through 1980, was consultant to the U.S. Dept. Of Energy from 1979 to 1980, a consultant to the U.S. Environmental Protection Agency from 1977 through 1990, and Director of the U.S. House of Representatives Research Committee from 1973 through 1976. Mr. Starling holds a B.A. in Political Science from UC Berkeley, 1968, an M.P.A. UC Berkeley, 1969, and a Ph.D. Management and Policy Analysis, UC Berkeley, 1973. Mr. Starling will dedicate his time as needed to our business, by being available for business consultations, meetings and telephone conferences, to a maximum of 20 hours per week.

                              EXECUTIVE COMPENSATION

International has made no provisions for cash compensation to its officers and directors. International 's management received 2,960,000 shares or restricted stock, valued at par value per share, as a retainer for future services and in exchange for International 's business plan. These 2,960,000 shares have been accepted at their par value as full compensation for management's services for the first year of operation. No salaries are being paid at the present time, and will not be paid unless and until there is available cash flow from operations to pay salaries. There were no grants of options or SAR grants given to any executive officers during the last fiscal year. The following table shows the cash and non-cash compensation paid to management.

                     Annual Compensation          Long Term Compensation
                     -------------------          ----------------------
                                              Restricted    LTIP
Name and position   Year Salary Bonus Other   Stock Awards  SAR payout Other
-----------------   ---- -----  ----- -----   ------------  --- ------ -----
Roy Nelson, C.E.O.  2000 -0-    -0-   -0-     $2,860,000     0   0    0
Director

Jay Starling,       2000 -0-    -0-   -0-     $   50,000     0   0    0
Director

Edward Nelson       2000 -0-    -0-   -0-     $   50,000     0   0    0
C.F.O., Director



                              EMPLOYMENT AGREEMENTS

International has not entered into any employment agreements with any of its employees, and employment arrangements are all subject to the discretion of International 's board of directors.

                              PRINCIPAL STOCKHOLDERS

The following table presents certain information regarding beneficial ownership of International 's common stock as of March 31, 2001, by (I) each person known by International to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of International , (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown.


                                       Shares          Percent     Percent     Percent
                                       Beneficially    Before      After       if 500,00
Name and Address of Beneficial Owner   Owned           offering    offering    shares sold
------------------------------------   ------------    --------    --------     -----------

Roy Nelson                              2,860,000      96.66%        58%        85%
341 Promontory Dr.
Newport Beach, CA 92660

Jay Starling                               50,000        1.6%         1%      1.48%
Box 10845
Beverly Hills, CA 90213

Edward Nelson                              50,000        1.7%         1%      1.48%
Box 10845
Beverly Hills, CA 90213

Officers and Directors                  2,960,000      98.66%        60%     88.09%
as a Group
----------------------


                               CERTAIN TRANSACTIONS

In connection with organizing International , on December 31, 1997, Roy Nelson, Jay Starling and Edward Nelson were issued 2,960,000 shares of restricted common stock in exchange for services, and the business plan of International , pursuant to Section 4(2) of the Securities Act of 1933, to sophisticated persons (officers and directors) having superior access to all corporate and financial information. Under Rule 405** promulgated under the Securities Act of 1933, Roy Nelson, Jay Starling and Edward Nelson may be deemed to be promoters of International . No other persons are known to Management that would be deemed to be promoters.

On March 1, 2000, International issued 40,000 shares of its common stock to Kenneth G. Eade, counsel to International , pursuant to Section 4(2) of the Securities Act of 1933, in exchange for legal services rendered. Mr. Eade is a sophisticated investor who had access to all corporate information.


                            DESCRIPTION OF SECURITIES

The authorized capital stock of International consists of 30,000,000 shares of Common Stock, $.001 par value per share. Upon consummation of this offering, there will be outstanding 5,000,000 shares of common stock.

Common stock

 There is no public trading market for International's stock and a market may never develop.

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors.

Holders of common stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights.

Holders of common stock do not have cumulative voting rights, which means that the holders of more than half of all voting rights with respect to common stock and Preferred Stock can elect all of International 's directors. The Board of Directors is empowered to fill any vacancies on the Board of Directors created by resignations, subject to quorum requirements.

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, and will be entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon liquidation. There are currently four shareholders of record of International's common stock. To date, International has paid no dividends on its common stock, and intends, for the near future, not to pay dividends, but, instead, to retain any earnings to finance future growth. All outstanding shares of common stock are, and the common stock offered hereby, upon issuance and sale, will be, fully paid and nonassessable.

PENNY STOCK STATUS

If and when it creates a market for its common stock, International 's common stock is a "penny stock," as the term is defined by Rule 3a51-1 of the Securities Exchange Act of 1934. This makes it subject to reporting, disclosure and other rules imposed on broker-dealers by the Securities and Exchange Commission requiring brokers and dealers to do the following in connection with transactions in penny stocks:

1. Prior to the transaction, to approve the person's account for transactions in penny stocks by obtaining information from the person regarding his or her financial situation, investment experience and objectives, to reasonably determine based on that information that transactions in penny stocks are suitable for the person, and that the person has sufficient knowledge and experience in financial matters that the person or his or her independent advisor reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks.

In addition, the broker or dealer must deliver to the person a written statement setting forth the basis for the determination and advising in highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement from the person. Further, the broker or dealer must receive a manually signed and dated written agreement from the person in order to effectuate any transactions is a penny stock.

2. Prior to the transaction, the broker or dealer must disclose to the customer the inside bid quotation for the penny stock and, if there is no inside bid quotation or inside offer quotation, he or she must disclose the offer price for the security transacted for a customer on a principal basis unless exempt from doing so under the rules.

3. Prior to the transaction, the broker or dealer must disclose the aggregate amount of compensation received or to be received by the broker or dealer in connection with the transaction, and the aggregate amount of cash compensation received or to be received by any associated person of the broker dealer, other than a person whose function in solely clerical or ministerial.

4. The broker or dealer who has effected sales of penny stock to a customer, unless exempted by the rules, is required to send to the customer a written statement containing the identity and number of shares or units of each such security and the estimated market value of the security. Imposing these reporting and disclosure requirements on a broker or dealer make it unlawful for the broker or dealer to effect transactions in penny stocks on behalf of customers. Brokers or dealers may be discouraged from dealing in penny stocks, due to the additional time, responsibility involved, and, as a result, this may have a deleterious effect on the market for International 's stock.

                   TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

The transfer agent, warrant agent and registrar for the common stock is American Registrar & Transfer Co., 342 E. 900 South, P.O. Box 1798, Salt Lake City, Utah 84110.

                         SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, International will have 5,000,000 shares of Common Stock outstanding if all shares in this offering are sold. Out of these 3,00,000 shares, 2,960,000 are held by affiliates. All shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended. However, any share purchased by an affiliate (in general, a person who is in a control relationship with International ), will be subject to the limitations of Rule 144 promulgated under the Securities Act. At the completion of this offering, 3 million shares will be eligible for sale under Rule 144.

Under Rule 144 as currently in effect, a person (or persons whose shares are aggregated with those of others) whose restricted shares have been fully paid for and meet the rule's one year holding provisions, including persons who may be deemed affiliates of International , may sell restricted securities in broker's transactions or directly to market makers, provided the number of shares sold in any three month period is not more than the greater of 1% of the total shares of common stock then outstanding or the average weekly trading volume for the four calendar week period immediately prior to each such sale. After restricted securities have been fully paid for and held for two years, restricted securities may be sold by persons who are not affiliates of International without regard to volume limitations. Restricted securities held by affiliates must continue, even after the two year holding period, to be sold in brokers' transactions or directly to market makers subject to the limitations described above. Prior to this offering, no public market has existed for International 's shares of common stock. No predictions can be made as to the effect, if any, that market shares or the availability of shares for sale will have on the market price prevailing from time to time. The sale, or availability for sale, of substantial amounts of common stock in the public market could adversely affect prevailing market prices.

PLAN OF DISTRIBUTION

The shares shall be offered on a self underwritten basis in the States of New York, California, Florida and in the District of Columbia, and to qualified investors in the State of California, and outside the U.S. The offering is self underwritten by International , which offers the shares directly to investors through officer, Roy Nelson, who will, in reliance upon the safe harbor contained within SEC Rule 3a4-1, offer the shares by prospectus and sales literature filed with the SEC, to friends, former business associates and contacts, and by direct mail to investors who have indicated an interest in International . The offering is a self underwritten offering, which means that it does not involve the participation of an underwriter or broker.

The offering of the shares shall terminate 12 months after the date of this prospectus.

International reserves the right to reject any subscription in whole or in part, or to allot to any prospective investor less than the number of shares subscribed for by such investor.

                                  LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for International by Kenneth G. Eade, Santa Barbara, California.


                                     EXPERTS

The Financial Statements of International as of March 31, 2001 included in this Prospectus and elsewhere in the Registration Statement have been audited by Roger G. Castro, independent public accountant for International , as set forth in his reports thereon appearing elsewhere herein, and are included in reliance upon such reports, given upon the authority of such firm as experts in accounting and auditing.

                              ADDITIONAL INFORMATION

 International has filed with the Securities and Exchange Commission ("SEC") a registration statement on Form SB-2 under Securities Act of 1933, as amended, with respect to the securities.

This prospectus, which forms a part of the registration statements, does not contain all of the information set forth in the registration statement as permitted by applicable SEC rules and regulations. Statements in this prospectus about any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement, or document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by this reference.

The registration statement may be inspected without charge and copies may be obtained at prescribed rates at the SEC's public reference facilities at Judiciary Plaza, 450 Fifth Street NW, Room 1024, Washington, DC 20549, or on the Internet at http://www.sec.gov.

 International will furnish to its shareholders annual reports containing audited financial statements reported on by independent public accountants for each fiscal year and make available quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.


                          REPORT OF INDEPENDENT AUDITOR

To the Shareholders and Board of Directors
INTERNATIONAL TECH CORP.

I have audited the accompanying balance sheet of INTERNATIONAL TECH CORP. (A Development Stage Company) as of March 31, 2001, and the related statements of income, stockholders' equity, and cash flows for the period December 30, 1997 (inception) through March 31, 2001. These financial statements are the responsibility of International's management. Our responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Tech, Corp. at March 31, 2001, and the results of operations and cash flows for each of the two years then ended and for the period December 30, 1997 (inception) through March 31, 2001, in conformity with generally accepted accounting principles.

Oxnard, California

Rogelio G. Castro
-------------------
Rogelio G. Castro
April 10, 2001

                            International Tech Corp.
                         (A Development Stage Company)
                                 Balance sheet
                    As of  March 31, 2001 and March 31, 2000



ASSETS                                       March 31, 2001      March 31, 2000
                                             --------------      --------------
Current Assets:
  Cash                                          $2,500           $ -
                                                -------          -------
    Total Current Assets                         2,500             -
                                                -------          -------
TOTAL ASSETS                                    $2,500           $ -
                                                 =====           =====
LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
     Advances from officer                      $2,500           $ -
                                                -------          ------
    Total Current Liabilities                   $2,500           2,500
                                                -------          ------
Stockholders' Equity:
  common stocks , $.001 par value
    Authorized shares-30,000,000
    Issued and outstanding shares 3,000,000     $3,000           $3,000
    Deficit accumulated during development      -------          -------
    stage                                       (3,000)          (3,000)
                                                -------          -------

      Total Stockholders' Equity                   -                -
                                                -------          -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $2,500           $  -
                                                 =====            =====



















































                                        INTERNATIONAL TECH CORP.
                                     (A DEVELOPMENT STAGE COMPANY)
                                       STATEMENT OF OPERATIONS
                                  FOR THE PERIODS ENDED MARCH 31, 2001
                                 AND MARCH 31, 2000, AND FOR THE PERIOD
                                  DECEMBER 30, 1997 (INCEPTION) THROUGH
                                             MARCH 31, 2001

                              Current                               Cumulative
                              Period             March 31, 2000     During
                              March 31, 2001                        Development Stage
                              --------------     --------------   ------------------
Income                         $     -             $    -          $      -

      Total  Income                  -                  -                 -
                              --------------     --------------   ------------------
Operating Expenses
   General and
   Administrative Expenses           -                  -            3,000
                              --------------     --------------   ------------------
      Total Expenses                 -                  -             3,000
                              --------------     --------------   ------------------
Net income (loss)             $      -             $    -           (3,000)
                              ==============     ==============   ==================
Net loss per share            $      -             $    -          $      -
                              ==============     ==============   ==================

                                        International Tech Corp.
                                      (a Development Stage Company)
                                        Statements of Cash Flows
                        For the periods ended March 31, 2001, and March 31, 2000
                 and for the period December 30, 1997 (inception) through March 31, 2001

                                                                           Cumulative
                                        Current                            During
                                        Period              March 31,      Development
                                        March 31, 2001      2000           Stage
                                        --------------      -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                    $-             $  -           $(3,000)
  Adjustments to reconcile net loss to
      net cash used by operating activities:
      Stock issued for services                -                -             3,000
                                        --------------      --------     -----------
NET CASH USED BY OPERATING ACTIVITIES          -                -             -
                                        --------------      --------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES
   Advances from officer                      2,500             -             2,500
                                        --------------      -------     -----------
NET CASH PROVIDED  BY FINANCING ACTIVITIES    2,500             -             2,500
                                        --------------      -------     -----------
INCREASE (DECREASE) IN CASH                   2,500             -             2,500
BEGINNING CASH                                   -              -                -
                                        --------------      -------     -----------
ENDING CASH                                  $2,500             -           $ 2,500
                                        ==============     =========    ===========
NON CASH DISCLOSURES
3,000,000 shares issued for services          $3,000                        $ 3,000
                                        ==============                  ===========
F-3

                                        International Tech Corp.
                                     (A Development Stage Company)
                                   Statement of Stockholders' Equity
                                  for the periods ended March 31, 2001
                                 and March 31, 2000, and for the period
                                  December 30, 1997 (inception) through
                                             March 31, 2001

                                        Number                          Deficit
                                        of                Common        Accumulated
                                        shares            Stock         During
                                        Outstanding       at Par Value  Development Stage
                                        -----------       ------------  -----------------
Stock issued for services at inception    2,960,000           $2,960
Stock issued for services                    40,000               40
Net loss - December 31, 1997                                               (3,000)
                                        -----------       ------------  -----------------
                                          3,000,000            3,000       (3,000)
                                        -----------       ------------  -----------------
Balance at March 31, 1998                 3,000,000            3,000       (3,000)
                                        -----------       ------------  -----------------
Balance at March 31, 1999                 3,000,000            3,000       (3,000)
                                        -----------       ------------  -----------------
Balance at March 31, 2000                 3,000,000            3,000       (3,000)
                                        -----------       ------------  -----------------
Balance at March 31, 2001                 3,000,000            3,000       (3,000)
                                        ============      ============  =================



                            INTERNATIONAL TECH CORP.
                         (A Development Stage Company)
                         Notes to Financial Statements
                      for the periods ended March 31, 2001
                     and March 31, 2000, and for the period
                     December 30, 1997 (inception) through
                                 March 31, 2001


NOTE 1.    Description of the Business and Summary of Significant Accounting
           Policies

Description of the Business

International Tech. Corp. was incorporated under the laws of the state Nevada on December 30, 1997. It was organized for the purpose of engaging in the business of toxic waste disposal. The Company has been in the development stage since its formation and is in accordance with Statement of Financial Accounting Standards No. 7 (SFAS #7). Planned principal operations have yet not commenced.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

A.  Basis- The Company uses the accrual method of accounting.

B. Cash and Cash equivalents - The Company considers all short term, highly liquid investments that are readily convertible within three months to known amounts as cash equivalents. Currently, it has no cash equivalents.

C. Loss per share - Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 "Earnings per Share." Basic loss per share reflects the amount of losses for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as stock options and convertible securities. As of March 31, 2001, the Company had no issuable shares qualified as dilutive to be included in the earnings per share calculations.

D. Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates

E. Year end - The Company has adopted March 31st as its fiscal year end. Two separate periods are not presented in the financial statements, because, in the period ended March 31, 2000, the company had no activity and no transactions.

NOTE 3   RELATED PARTY TRANSACTIONS

Advances from officer are unsecured and are payable upon demand.  Balance:
$2,500.00. The cash advance was received December 30, 1997.

No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, such information or representations must no be relied upon as having been authorized by through this offering International or its officers or directors. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this prospectus shall not, under any circumstances, create any implication that the information in this prospectus is correct as of any time subsequent to the date of this prospectus. Until ___________ (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus.

                            ------------------------
                                TABLE OF CONTENTS
                                                              PAGE
                                                           ---------



Prospectus Summary....................................        5
Risk Factors..........................................        7
           International is a development stage
           company with no operating history..........       12
           Terms of offering-no minimum contingency...
           Related party transactions and possible
           conflicts of interest......................
           Dilution...................................       11
           New industry; uncertainty of market acceptance..
Use of Proceeds.......................................        6
Dividend Policy.......................................       10
Price Range of Securities.............................       10
Capitalization........................................
Dilution..............................................       11
Selected Financial Data...............................
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..........................................       12
Business..............................................
Management............................................       19
Certain Transactions..................................       22
Principal Stockholders................................       21
Description of Securities.............................       22
Shares Eligible for Future Sale.......................       24
Underwriting..........................................
Legal Matters.........................................       25
Experts...............................................       25
Index to Financial Statements.........................

                          INTERNATIONAL TECH. CORP.
                       2,000,000 SHARES OF COMMON STOCK

                                -------------

                                 PROSPECTUS

                                -------------

                              ______________, 2001


------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.751 of the Nevada Revised Statutes provides that International may provide in its articles of incorporation, by laws or by agreement, to indemnify International's officers and directors and affects their liability in that capacity, for any and all costs incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. International's By- Laws substantively provide that International indemnify its officers, directors, employees and agents to the fullest extent permitted by section 78.751.

ITEM 25. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION.

The Registrant estimates that expenses payable by it in connection with the offering described in this Registration Statement (other than the underwriting discount and commissions and reasonable expense allowance) will be as follows:

SEC registration fee...........................................  $528
Printing and engraving expenses................................  $  600
Accounting fees and expenses...................................  $1,000
Legal fees and expenses (other than Blue Sky)..................  $2,000
Blue sky fees and expenses (including legal and filing fees)...  $1,000
Miscellaneous..................................................  $  372
                                                                 ----------
    Total......................................................  $5,500
                                                                 ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

The following securities were issued by International within the past three years and were not registered under the Securities Act.

In connection with organizing International , on July 8, 1997, Roy Nelson, Jay Starling and Edward Nelson were issued 2,960,000 shares of restricted common stock in exchange for services, and the business plan of International , pursuant to Section 4(2) of the Securities Act of 1933, to sophisticated persons (officers and directors) having superior access to all corporate and financial information. Under Rule 405 promulgated under the Securities Act of 1933, Roy Nelson, Jay Starling and Edward Nelson may be deemed to be promoters of International . No other persons are known to Management that would be deemed to be promoters.

On March 1, 2000, International issued 40,000 shares of its common stock to Kenneth G. Eade, counsel to International , pursuant to Section 4(2) of the Securities Act of 1933, in exchange for legal services rendered. Mr. Eade is a sophisticated investor who had access to all corporate information.

ITEM 27. EXHIBITS

    (a) The following exhibits are filed as part of this Registration
Statement:

  EXHIBIT
  NUMBER                     DESCRIPTION
-----------                 -----------------------------------------

       3.1                    Articles of Incorporation
       3.2                    Amendment to Articles of Incorporation
       3.4                    By-Laws
       4.1                    Form of common stock Certificate
       5.1                    Opinion of Kenneth G. Eade, Attorney at Law
                             (including  consent)
       6.1                    Specimen of Stock Certificate
      10                      Memorandum of Understanding R&R Technologies
                              and Frank Reed
      23.1                    Consent of Independent Accountant
      23.2                    Consent of Kenneth G. Eade(filed as part of
                              Exhibit 5.1)
                            ------------------------

ITEM 28. UNDERTAKINGS.

    The undersigned Company hereby undertakes to:

(a) (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

    (I) Include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) Include any additional or changed material information on the plan of distribution. (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering. (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities
Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of International pursuant to the provisions referred to under Item 24 of this Registration Statement, or otherwise, International has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by International of expenses incurred or paid by a director, officer or a controlling person of International in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, International will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (f) (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by International under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

    (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                      II-6

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Santa Barbara, state of California, on June 23, 2001.

     International Tech. Corp.

           Roy Nelson
 By________________________________
 ROY NELSON, President and Director
 Date:       June 23, 2001


In accordance with the requirements of the Securities Exchange Act of 1934, this registration statement was signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

 Roy Nelson
-------------------------------
 ROY NELSON, President/Director
 Date: June 23, 2001

 Edward Nelson
 -------------------------------
 EDWARD NELSON, Chief Financial
 Officer/Director

 Edward Nelson
-------------------------------
 EDWARD NELSON, Chief Financial
 Officer and Director

Date: May 14, 2001

Exhibit 3(a)
FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
ARTICLES OF INCORPORATION
DECEMBER 30, 1997

DEAN HELLER
SECRETARY OF STATE

ARTICLES OF INCORPORATION
OF International Tech. Corp.

The undersigned incorporator, for the purpose of forming a corporation (hereinafter referred to as the "Corporation") under the General Corporation Law of the State of Nevada (Title 7, Chapter 78 of Nevada Revised Statutes, and the acts amendatory thereof), does hereby adopt the following Articles of Incorporation.

           Article I. The name of the corporation (hereinafter called the "Corporation") is: International Tech. Corp.

           Article II. The name of the corporation's registered agent in the State of Nevada is National Registered Agents, Inc. Or NV, and the street address of the said resident agent where process may be served is 400 West King Street, Carson City 89703.

           Article III. The number of shares the corporation is authorized to issue is Thirty Million (30,000,000), all of which are of a par value of ($0.001) each and are classified as common stock.

           Article IV. No holder of any shares of the corporation shall, as such holder, have any right to purchase or subscribe for any shares of any class which the corporation may issue or sell, whether or not such shares are exchangeable for any shares of the corporation of any other class or classes, and whether such shares are issued out of the number of shares authorized by the Articles of Incorporation of the corporation as originally filed, or by any amendment thereof, or out of shares of the corporation acquired by it after the issue thereof; nor shall any holder of any of the shares of the corporation, as such holder, have any right to purchase or subscribe for any obligations which the corporation may issue or sell that shall be convertible into, or exchangeable for, any shares of the corporation of any class or classes, or to which shall be attached or shall appertain to any warrant or warrants or other instrument or instruments that shall confer upon the holder thereof the right tot subscribe for, or purchase fro the corporation any shares or any class or classes.

           Article V. The governing board of the corporation shall be styled as "Director." The first Board of Directors shall consist of Three (3) members and their names and street addresses are as follows:


NAME                                         ADDRESS
----                                -------------------------
Roy Nelson                          341 Promontory Drive West
                                    Newport Beach, California 92660

Edward E. Nelson                    Box 10845, Beverly Hills, California 90213

Jay Starling                        Box 10845, Beverly Hills, California 90213

Article VI. The purposes for which the corporation is organized is to engage in any lawful act or activity for which a corporation may be organized pursuant to the General Corporation Law of the State of Nevada.

Article VII. The name and street address of the incorporator executing these Articles of Incorporation is as follows:

NAME                                         ADDRESS
----                                -------------------------

J. Paulsen                          2030 Main Street, Suite 1040
                                    Irvine, California 92614

Article VIII. The corporation shall, to the fullest extent legally permissible under the provisions of the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

Article IX: The period of duration of the corporation shall have perpetual.

Article X: The personal liability of all of the directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Nevada General Corporation Law, as the same may be supplemented and amended.

The undersigned incorporator has executed these Articles of Incorporation on December 29, 1997.

     J. Paulsen
 -------------------
     J. Paulsen

STATE OF CALIFORNIA )
COUNTY OF ORANGE    ) ss.:

Before me, a Notary Public in and for said county and state, personally appeared J. Paulsen, who is known to me to be the same person who executed the foregoing Articles of Incorporation and duly acknowledged execution of the same. In witness whereof, I have hereunto subscribed my name and affixed my official seal, on December 29, 1997.

 Vicky Rae Stump
-----------------
 Notary Public


EXHIBIT 3(b)
BY-LAWS OF International Tech. Corp.

ARTICLE I - OFFICES
The office of the Corporation shall be located in the City and State designated in the Articles of Incorporation. The Corporation may also maintain offices at such other places within or without the United States as the Board of Directors may, from time to time determine.

ARTICLE II - MEETING OF SHAREHOLDERS

Section 1 - Annual Meetings:

The annual meeting of the shareholders of the Corporation shall be held within five months after the close of the fiscal year of the Corporation, for the purpose of electing directors, and transacting such other business as may properly come before the meeting.

Section 2 - Special Meetings:

Special meetings of the shareholders may be called at any time by the Board of Directors or by the President, and shall be called by the President or the Secretary at the written request of the holders of ten per cent (10%) of the shares then outstanding and entitled to vote thereat, or as otherwise required under the provisions of the Business Corporation Law.

Section 3 - Place of Meetings:

All meetings of shareholders shall be held at the principal office of the Corporation, or at such other places as shall be designated in the notices or waives of notice of such meetings.

ARTICLE IV - OFFICERS

Section 1 - Number, Qualifications, Election and Term of Office:

(a) The officers of the Corporation shall consist of a President, a Secretary, a Treasurer, and such other officers, including a Chairman of the Board of Directors, and one or more Vice Presidents, as the Board of Directors may from time to time deem advisable. Any officer other than the Chairman of the Board of Directors may be, but is not required to be, a director of the Corporation. Any two or more offices may be held by the same person.

(b) The officers of the Corporation shall be elected by the Board of Directors at the regular annual meeting of the Board following the annual meeting of shareholders.

(c) Each officer shall hold office until the annual meeting of the Board of Directors next succeeding his election, and until his successor shall have been elected and qualified, or until his death, resignation or removal.

Section 2 - Resignation:

Any officer may resign at any time by giving written notice of such resignation to the Board of Directors, or to the President or the Secretary of the Corporation. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Board of Directors or by such officer, and the acceptance of such resignation shall not be necessary to make it effective.

Section 3 - Removal:

Any officer may be removed, either with or without cause, and a successor elected by a majority vote of the Board of Directors at any time.

Section 4 - Vacancies:

A vacancy in any office by reason of death, resignation, inability to act, disqualification, or any other cause, may at any time be filled for the unexpired portion of the term by a majority vote of the Board of Directors.

Section 5 - Duties of Officers:

Officers of the Corporation shall, unless otherwise provided by the Board of Directors, each have such powers and duties as generally pertain to their respective offices as well as such powers and duties as may be set forth in these by-laws, or may from time to time be specifically conferred or imposed by the Board of Directors. The president shall be the chief executive officer of the Corporation.

ARTICLE V - SHARES OF STOCK

Section 1 - Certificate of Stock:
(a) The certificates representing the shares of the Corporation shall be in such form as shall be adopted by the Board of Directors, and shall be numbered and registered in the order issued. They shall bear the holder's name and the number of shares, and shall be signed by (I) the President or a Vice President, and (ii) the Secretary or Treasurer, or any Assistant Secretary or Assistant Treasurer, and shall bear the corporate seal.

(b) No certificate representing shares shall be issued until the full amount of consideration therefor has been paid, except as otherwise permitted by law.

(c) To the extent permitted by law, the Board of Directors may authorize the issuance of certificates for fractions of a share which shall entitle the holder to exercise voting rights, receive dividends and participate in liquidating distributions, in corporation to the fractional holdings; or it may authorize the payment in cash of the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined; or it may authorize the issuance, subject to such conditions as may be permitted by law, of scrip in registered or bearer form over the signature of an officer or agent of the Corporation, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a shareholder, except as therein provided.

Section 2 - Lost or Destroyed Certificates:

The holder of any certificate representing shares of the Corporation shall immediately notify the Corporation of any loss or destruction of the certificate representing the same. The Corporation may issue a new certificate in the place of any certificate theretofore issued by it, alleged to have been lost or destroyed. On production of such evidence of loss or destruction as the Board of Directors in its discretion may require, the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate, or his legal representatives, to give the Corporation a bond in such sum as the Board may direct, and with such surety or sureties as may be satisfactory to the Board, to indemnify the Corporation against any claims, loss, liability or damage it may suffer on account of the issuance of the new certificate. A new certificate may be issued without requiring any such evidence or bond when, in the judgement of the Board of Directors, it is proper so to do.


Section 6 - Sureties and Bonds:

In case the Board of Directors shall so require, any officer, employee or agent of the Corporation shall execute to the Corporation a bond in such sum, and with such surety or sureties as the Board of Directors may direct, conditioned upon the faithful performance of his duties to the Corporation, including responsibility for negligence and for the accounting for all property, funds or securities of the Corporation which may come into his hands.

Section 7 - shares of Other Corporations:

Whenever the Corporation is the holder of shares of any other corporation, any right or power of the Corporation as such shareholder (including the attendance, acting and voting at shareholders' meetings and execution of waivers, consents, proxies or other instruments) may be exercised on behalf of the Corporation by the President, or such other person as the Board of Directors may authorize.

ARTICLE VI - DIVIDENDS

Subject to applicable law, dividends may be declared and paid of any funds available therefor, as often, in such amounts, and at such time or times as the Board of Directors may determine.

ARTICLE VII-FISCAL YEAR

The fiscal year of the Corporation shall be fixed by the Board of Directors from time to time, subject to applicable law.

ARTICLE VIII-CORPORATE SEAL

The corporate seal, if any, shall be in such form as shall be approved from time to time by the Board of Directors.

ARTICLE IX - AMENDMENTS
Section 1 - By Shareholders:

All by-laws of the Corporation shall be subject to alteration or repeal, and new by-laws may be made, by the affirmative vote of shareholders holding of record in the aggregate at least a majority of the outstanding shares entitled to vote in the election of directors at any annual or special meeting of shareholders, provided that the notice or waiver of notice of such meeting shall have summarized or set forth in full therein, the proposed amendment.

Section 2 -By Directors:

The Board of Directors shall have power to make, adopt, alter, amend and repeal, from time to time, by-laws of the Corporation; provided, however, that the shareholders entitled to vote with respect thereto as in this Article IX above-provided may alter, amend or repeal by-laws made by the Board of Directors, except that the Board of Directors shall have no power to change the quorum for meetings of shareholders or the Board of Directors, or to change any provisions of the by-laws with respect to the removal of directors or the filling of vacancies in the Board resulting from the removal by the shareholders. If any by-law regulating an impending election of directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of shareholders for the election of directors, the by-law so adopted, amended or repealed, together with a concise statement of the changes made.

Section 3 - Transfers of shares:

(a) Transfers of shares of the Corporation shall be made on the share records of the Corporation only by the holder of record thereof, in person or by his duly authorized attorney, upon surrender for cancellation of the certificate or certificates representing such shares, with an assignment or power of transfer endorsed thereon or delivered therewith, duly executed, with such proof of the authenticity of the signature and of authority to transfer and of payment of transfer taxes as the Corporation or its agents may require.

(b) The Corporation shall be entitled to treat the holder of record of any share or shares as the absolute owner thereof for all purposes and, accordingly, shall not be bound to recognize any legal, equitable or other claim to, or interest in, such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

Section 4 - Record Date:

In lieu of closing the share records of the Corporation, the Board of Directors may fix, in advance, a date not exceeding fifty days, or less than ten days, as the record date for the determination of shareholders entitled to receive notice of, or to vote at, any meeting of shareholders, or to consent to any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividends, or allotment of any rights, or for the purpose of any other action. If no record date is fixed, the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if no notice is given, the day on which the meeting is held; the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the resolution of the directors relating thereto is adopted. When a determination of shareholders of record entitled to notice of or to vote at any meeting of shareholders has been made as provided for herein, such determination shall apply to any adjournment thereof, unless the directors fix a new record date for the adjourned meeting.

Section 13 - Committees:

The Board of Directors, by resolution adopted by a majority of the entire Board, may from time to time designate from among its members an executive committee and such other committees, and alternate members thereof, as they deem desirable, each consisting of three or more members, with such powers and authority (to the extent permitted by law) as may be provided in such resolution. Each such committee shall serve at the pleasure of the Board.

ARTICLE X - INDEMNITY

(a) Any person made a party to any action, suit or proceeding, by reason of the fact that he, his testator or intestate representative is or was a director, officer of employee of the Corporation, or of any Corporation in which he served as such at the request of the Corporation, shall be indemnified by the Corporation against the reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceedings, or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding, or in connection with any appeal therein that such officer, director or employee is liable for negligence or misconduct in the performance of his duties.

(b) The foregoing right of indemnification shall not be deemed exclusive of any other rights to which any officer or director or employee may be entitled apart from the provisions of this section.

(c) The amount of indemnity to which any officer or any director may be entitled shall be fixed by the Board of Directors, except that in any case where there is no disinterested majority of the Board available, the amount shall be fixed by arbitration pursuant to the then existing rules of the American Arbitration Association.

The undersigned incorporator certifies that he has adopted the foregoing by-laws as the first by-laws of the Corporation.

Dated: December 30, 1997


  J. Paulsen
------------------------
 J. Paulsen, Incorporator

Exhibit 4.1
SPECIMEN OF common stock CERTIFICATE

EXHIBIT
International Tech. Corp.

[________]NUMBER                                              shares[________]
                      INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA
                30,000,000 shares common stock AUTHORIZED, $.001 PAR VALUE


  common stock                                     CUSIP

       SEE REVERSE FOR CERTAIN

       DEFINITIONS
THIS CERTIFIES THAT

Is the RECORD HOLDER OF            shares OF FULLY PAID AND NON-ASSESSABLE
shares OF common stock OF INTERNATIONAL TECH. CORP. TRANSFERABLE ON THE BOOKS OF THE CORPORATION IN PERSON OR BY DULY AUTHORIZED ATTORNEY UPON SURRENDER OF THIS CERTIFICATE PROPERLY ENDORSED. THIS CERTIFICATE AND THE shares REPRESENTED HEREBY ARE SUBJECT TO THE LAWS OF THE STATE OF NEVADA, AND TO THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE CORPORATION, AS NOW OR HEREAFTER AMENDED. THIS CERTIFICATE IS NOT VALID UNTIL COUNTERSIGNED BY THE TRANSFER AGENT.

WITNESS the facsimile seal of the Corporation and the signature of its duly authorized officers.

Dated:

[SEAL OF International Tech. Corp.}

  ROY NELSON                                          EDWARD E. NELSON
------------------------                            ---------------------
  President                                           Secretary

                                 COUNTERSIGNED
                                 AMERICAN REGISTRAR & TRANSFER CO.
                                 342 E. 900 South
                                 P.O. Box 1798
                                 Salt Lake City, Utah 84110

                                 By:  Richard M. Day


The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  - as tenants in common           UNIF GIFT MIN ACT - ____Custodian____
TEN ENT  - as tenants by the entireties                     (Cust)      (Minor)
JT TEN   - as joint tenants with right            under Uniform Gifts to Minors
           of survivorship and not as             Act ________________________
               tenants in common                                    (State)

Additional abbreviation may also be used though not in above list.

FOR VALUE RECEIVED, _________hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
    IDENTIFYING NUMBER OF ASSIGNEE
---------------------------------------

---------------------------------------

__________________________________________________________________________
(Please print or typewrite name and address including zip code of assignee)

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________
shares of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint

__________________________________________________________________________
Attorney to transfer the said stock on the books of the within-named Corporation with full power of substitution in the premises.

Dated,   ---------------------------------

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the Certificate, in every particular, without alteration or enlargement, or any change whatever.

EXHIBIT 5.1 OPINION OF COUNSEL AND CONSENT

 June 23, 2001

Board of Directors
International Tech. Corp.
827 State Street, Suite 26
Santa Barbara, CA 93101

Re: International Tech. Corp.

Gentlemen:

The undersigned is counsel for International Tech. Corp.. I have been requested to render an opinion on the tradeability of the 2,000,000 shares of International proposed to be sold pursuant the International 's Registration Statement on Form SB-2. In rendering this opinion, I have reviewed International 's Registration on Form SB-2, International 's articles of incorporation and by laws and other corporate documents. All representations made to me in International documents and by company officers and directors are deemed to be accurate. It is my opinion that the shares to be issued will be free trading shares. It is further my opinion that:

1. International is a corporation duly organized, validly existing and in good standing and is qualified to do business in each jurisdiction in which such qualification is required.

2. That the shares of common stock to be issued by International have been reserved and, when issued, are duly and properly approved by International 's Board of Directors.

3. That the shares of stock, when and as issued, will be legally issued, fully paid and non- assessable, and will be a valid and binding obligation of the corporation.

4. That the shares of common stock have not been but will be registered under the Securities Act of 1933, as amended (the "Act"), and will be registered by coordination with or exempt from the securities laws of the state jurisdictions in which they will be sold.

I hereby consent to the use of this opinion in International 's Registration Statement on Form SB-2. Please feel free to contact the undersigned should you have any further questions regarding this matter.

Very truly yours,

Kenneth G. Eade
---------------------
KENNETH G. EADE

EXHIBIT 23.1 CONSENT OF INDEPENDENT ACCOUNTANT
I hereby consent to the inclusion of the independent accountant's report dated April 10, 2001 and the related statements of income, stockholder's equity, and cash flows for the years then ended in the Registration Statement on Form SB-2, and any other references to me in the Registration Statement.


ROGER G. CASTRO
---------------------------
Roger G. Castro
Certified Public Accountant
Oxnard, California
 June 22, 2001

EXHIBIT 23.2 CONSENT OF FRANK REED AND R&R TECHNOLOGIES

I hereby consent to the references to me and R&R Technologies in the Registration Statement.
Dated: May 10, 2001.

Frank L. Reed
----------------
Frank L. Reed, individually
and on behalf of R&R Technologies, Inc.



EXHIBIT 10.
Memorandum of Understanding

     THIS MEMORANDUM OF UNDERSTANDING is by and between R&R Technologies/Frank Reed ("RRF")and International Tech. Corp. ("ITC") and is entered into this 27th day of March, 2001, and provides for the following:

     1. RRF has experience and know-how in the design, fabrication and operation of a pyrolisis system able to process waste streams containing matter that EPA considers hazardous/toxic and bring the contaimination to EPA accetable levels. Te same or similar pyrolisis system may be used to clean matter that is not hazardous/toxic, but is otherwise contaminated. RRF exmplys other fabricating fdirms to do the actual building of the pyrolisis system to RRF specifications.

     2. RRF has estimated the bare fabricating cost for labor and material will be $300,000 which does not include profit to Rrf but represents RRF total fabricating cost.

     3.  Time required for fabricating the pyrolisis system is 16 weeks.

     4. ITC is a company that has filed a registration statement with the Securities and Exchange Commission (SEC) and anticipates that in a short time, ITC will become a publicly traded company whose stock shares will be trade on the NASDAQ Bulletin Board with a Bid & Ask quotation by broker-dealers.

     5. ITC intends to enter into a formal agreement with RRF engaging RRF to cause the fabrication of a pyrolisis system.

     6. The agreement will also provide for payment of the $300,000 fabrication cost plus a cash amount to be agreed upon.

     7. Further, the agreement will provide for a number of shares of ITC stock to be issued to RRF as compensation in addition to the cash compensation covered by item 6 above.

     8. RRF and more specifically, Frank Reed will work closely with ITC in obtaining orders from potential customers for proecessing various contaiminated waste streams. Thi sis considered critical by ITC in its plans to become successful and profitable.

     9. ITC is in the process of being funded now and anticipates cash will be forthcoming to cover items 5 and 6 above along with 7 above.

          THIS MEMORANDUM OF UNDERSTANDING is not intended to cover all points between RRF and ITC, and is subject to modification that may result from meetings between RRF and ITC.


READ, UNDERSTOOD AND AGREED TO:         READ, UNDERSTOOD AND AGREED TO:
Frank Reed                              Roy E. Nelson
----------------------------            ------------------------------
R&R TECHNOLOGIES/FRANK REED             INTERNATIONAL TECH. CORP.
                                        Roy E. Nelson, Chairman


EXHIBIT

SUBSCRIPTION AGREEMENT
International Tech. Corp.
341 Promontory Drive West
Newport Beach, CA 92660

Gentlemen:

The undersigned has  received  the matters set forth in your prospectus dated ______________, 2001. The undersigned represents as set forth below and subscribes to purchase ________shares at $1.00 per Share, for
$_______________, subject to your acceptance of this subscription.   There is
no minimum contingency and proceeds may be utilized at the issuer's discretion. The undersigned, if an individual, is a resident of, or, if a corporation, partnership or trust, has as its principal place of business:

The state of California_____
The State of New York_____
The State of Florida_____
The District of Columbia_____Other State _____________
A State foreign to U.S.A._____

Dated:______________.

If not an individual:_________________________
Signature

__________________________________________________
Name of Corporation, Trust, Print or type name of
or Partnership Signer
__________________________________________________
State where incorporated,P.O. Box or Street Address organized, or domiciled

__________________________________________________
Print Signer's Capacity, City, State and Zip Code

_________________________
Tax ID Number_________________________
Telefax and Phone Numbers
_________________________
Social Security